FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: May 9, 2019

MAXIMUS Reports Fiscal Year 2019 Second Quarter Results
- Company Narrows Earnings Guidance to $3.65 to $3.75 -

(RESTON, Va. - May 9, 2019) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and six months ended March 31, 2019.

Highlights for the second quarter of fiscal year 2019 include:

•Revenue grew 20.2% to $736.5 million compared to $612.8 million reported for the same period last year, driven by the citizen engagement centers acquisition in the U.S. Federal Services Segment

•Diluted earnings per share were $0.96, in line with Company expectations, and driven by strong results in the U.S. Health and Human Services and U.S. Federal Services Segments

•Cash flows from operations of $67.9 million and free cash flow of $59.3 million

•Year-to-date signed contract awards totaled approximately $1.0 billion and contracts pending (awarded but unsigned) of $725 million at March 31, 2019

•Sales pipeline of $21.9 billion at March 31, 2019, of which 74% is new work

Bruce Caswell, President and Chief Executive Officer of MAXIMUS, commented, “Over the past year we have maintained our unparalleled commitment to operational excellence, solid execution and generating robust cash flow. We remain keenly focused on our top priorities of digital transformation, clinical services evolution and strategic market expansion. The strategy aims to build on the many strengths of MAXIMUS and deliver added value to our global clients.”

For the second quarter of fiscal 2019, revenue totaled $736.5 million as compared to $612.8 million reported for the same period last year. Revenue growth from the acquisition was partially offset by unfavorable foreign currency translation of $11.9 million and timing of revenue within fiscal year 2019.

For the second quarter of fiscal 2019, operating income totaled $81.8 million, yielding an operating margin of 11.1% as compared to 11.6% for the same period last year. As expected, operating margin was lower principally due to the acquisition and its cost-plus contracts that generate an operating margin in the mid-single digits.

For the second quarter of fiscal 2019, net income attributable to MAXIMUS totaled $61.9 million, or $0.96 of diluted earnings per share, and benefited from solid operational performance in the U.S. Health and Human Services and U.S. Federal Services Segments. This compares to the second quarter of fiscal 2018 diluted earnings per share of $0.84. Results for the second quarter of fiscal 2019 include amortization expense related to intangible assets of $9.5 million or $0.11 cents diluted earnings per share, of which $7.1 million resulted from the acquisition.

U.S. Health & Human Services Segment
U.S. Health and Human Services Segment revenue for the second quarter of fiscal 2019 decreased to $290.7 million compared to $306.2 million reported for the same period last year, principally due to the rebid or extension of certain larger contracts in the portfolio.

Operating margin for the second quarter of fiscal 2019 was 19.6% compared to 16.3% reported for the prior-year period. Revenue and operating margin benefited from the expected execution of a $4.0 million change order in which the associated expenses occurred in prior periods. Compared to the prior year, the segment also benefited from cost synergies from the acquisition. Operating margin for the segment is expected to be between 17% and 19% for fiscal year 2019.

U.S. Federal Services Segment
As expected, U.S. Federal Services Segment revenue for the second quarter of fiscal 2019 increased to $289.7 million compared to $116.3 million reported for the same period last year. Revenue from the acquisition totaled $176.0 million for the second quarter of 2019. Excluding the acquisition, organic revenue declined 2% compared to the same period last year.

Operating margin for the second quarter of fiscal 2019 was 10.2% and benefited from favorable results on performance-based contracts. This compares to 8.5% reported for the prior-year period, which was tempered by a non-recurring expense to renegotiate a subcontract on a large program where MAXIMUS increased its scope of work. For fiscal year 2019, the segment is expected to have an operating margin of approximately 10%.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the second quarter of fiscal 2019 decreased 18% (12% on a constant currency basis) to $156.0 million compared to $190.2 million reported for the same period last year due to expected decreases on welfare-to-work contracts in Australia and the United Kingdom.

Operating margin for the second quarter of fiscal 2019 was 2.9% compared to 8.6% reported for the prior-year period. The segment has been unfavorably impacted by contracts in the United Kingdom that launched in fiscal 2018. Under these contracts, MAXIMUS provides health and employment services to vulnerable populations with disabilities and complex health conditions. As previously disclosed, the second quarter of fiscal year 2018 included a one time profit pick-up related to the termination of major elements of the Fit for Work contract. The Company expects operating margin for the segment to be between 3% and 4% for fiscal year 2019.

Sales and Pipeline
Year-to-date signed contract awards at March 31, 2019, totaled $1.0 billion and contracts pending (awarded but unsigned) of $725 million. These awards reflect total contract value.

The sales pipeline at March 31, 2019, was $21.9 billion (comprised of approximately $1.3 billion in proposals pending, $2.5 billion in proposals in preparation and $18.1 billion in opportunities tracking). As a reminder, the Company modified its pipeline reporting methodology beginning October 1, 2018. The three changes are: 1) reporting Total Contract Value (TCV) rather than Base Contract Value, 2) extending the time horizon for opportunities reported in the pipeline from six months to two years, and 3) removing the value cap of $150 million on new work opportunities.

Balance Sheet and Cash Flows
Cash and cash equivalents at March 31, 2019, totaled $46.8 million. Outstanding debt was $79.0 million at the end of the second quarter. For the three months ended March 31, 2019, cash flows from operations totaled $67.9 million, with free cash flow of $59.3 million.

At March 31, 2019, days sales outstanding (DSO) were 77 days, which was higher than the previous quarter due to timing on the payment of several large invoices. We continue to expect to close the fiscal year with DSO towards the bottom end of our range of 65 to 80 days.

On April 5, 2019, our Board of Directors declared a quarterly cash dividend of $0.25 for each share of our common stock outstanding. The dividend is payable on May 31, 2019, to shareholders of record on May 15, 2019.
Board of Directors Succession
As a part of the Company's board succession plan, effective March 25, 2019, MAXIMUS appointed Michael J. Warren to the Board of Directors. Mr. Warren currently serves as the Managing Director of Albright Stonebridge Group, a global business strategy and commercial diplomacy firm, where he is responsible for advising clients on international growth strategies, stakeholder management, and economic and geopolitical issues affecting global markets.
Outlook
MAXIMUS is narrowing its fiscal 2019 revenue guidance to $2.925 billion to $2.950 billion from the previous guidance of $2.925 billion to $3.0 billion. MAXIMUS is also narrowing its GAAP diluted earnings per share guidance to $3.65 to $3.75 from its previous guidance of $3.55 to $3.75.

To provide context on revenue guidance, from initial projections of fiscal 2019 revenue, it is estimated that approximately $25 million of revenue has been delayed to fiscal 2020. Extended procurement cycles, including new awards coming under protest, continue to cause delays. Second, and to a lesser extent, a new contract had a slower start due to the client proceeding with a more cautious approach to rolling out Medicaid managed care.

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, May 9, 2019, at 9:00 a.m. (ET). The call is open to the public and is available by webcast at http://investor.maximus.com or by phone at:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 23, 2019. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13689884

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

In this news release, we use the following non-GAAP measures: organic revenue growth, constant currency and free cash flow. A description of these measures, including a description of our use of these measures and our methodology for calculating them, is included in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2018. We have included a reconciliation of free cash flow to cash flows from operations in this news release.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, acquisitions, technology-driven innovations, digital transformation, market demand or acceptance of the Company’s current or future products or services, are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Revenue	$736,520	$612,787	$1,401,139	$1,235,935
Cost of revenue	567,098	463,984	1,072,452	935,172
Gross profit	169,422	148,803	328,687	300,763
Selling, general and administrative expenses	78,102	74,879	157,773	144,438
Amortization of intangible assets	9,519	2,603	14,977	5,321
Operating income	81,801	71,321	155,937	151,004
Interest expense	1,569	157	2,194	325
Other income, net	447	1,392	2,492	1,679
Income before income taxes	80,679	72,556	156,235	152,358
Provision for income taxes	18,913	17,450	38,746	37,300
Net income	61,766	55,106	117,489	115,058
(Loss)/income attributable to noncontrolling interests	(158)	(386)	(348)	475
Net income attributable to MAXIMUS	$61,924	$55,492	$117,837	$114,583
Basic earnings per share attributable to MAXIMUS	$0.96	$0.84	$1.82	$1.74
Diluted earnings per share attributable to MAXIMUS	$0.96	$0.84	$1.82	$1.73
Dividends paid per share	$0.25	$0.045	$0.50	$0.09
Weighted average shares outstanding:
Basic	64,369	65,856	64,600	65,857
Diluted	64,643	66,268	64,817	66,223

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2019	September 30, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,799	$349,245
Short-term investments	—	20,264
Accounts receivable — billed and billable	491,560	357,613
Accounts receivable — unbilled	131,250	31,536
Income taxes receivable	20,733	5,979
Prepaid expenses and other current assets	49,668	43,995
Total current assets	740,010	808,632
Property and equipment, net	76,693	77,544
Capitalized software, net	25,232	22,429
Goodwill	587,751	399,882
Intangible assets, net	195,354	88,035
Deferred contract costs, net	19,771	14,380
Deferred compensation plan assets	32,387	34,305
Deferred income taxes	209	6,834
Other assets	10,309	9,959
Total assets	$1,687,716	$1,462,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$169,099	$114,378
Accrued compensation and benefits	87,698	95,555
Deferred revenue	39,215	51,182
Income taxes payable	3,159	4,438
Long-term debt, current portion	3,681	136
Other liabilities	17,909	11,760
Total current liabilities	320,761	277,449
Deferred revenue, less current portion	24,910	20,394
Deferred income taxes	51,060	26,377
Long-term debt	75,295	374
Deferred compensation plan liabilities, less current portion	32,622	33,497
Other liabilities	15,487	17,490
Total liabilities	520,135	375,581
Shareholders’ equity:
Common stock, no par value	498,269	487,539
Accumulated other comprehensive loss	(39,136)	(36,953)
Retained earnings	705,824	633,281
Total MAXIMUS shareholders’ equity	1,164,957	1,083,867
Noncontrolling interests	2,624	2,552
Total equity	1,167,581	1,086,419
Total liabilities and equity	$1,687,716	$1,462,000

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Cash flows from operations:
Net income	$61,766	$55,106	$117,489	$115,058
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	11,176	13,355	22,407	27,074
Amortization of intangible assets	9,519	2,603	14,977	5,321
Deferred income taxes	1,253	(14,886)	17,764	(9,179)
Stock compensation expense	4,933	5,922	9,904	11,324

Change in assets and liabilities excluding acquired assets and liabilities:
Accounts receivable — billed and billable	(2,830)	25,859	(72,720)	(18,522)
Accounts receivable — unbilled	(11,009)	(10,265)	9,189	(4,730)
Prepaid expenses and other current assets	573	2,507	(5,118)	8,526
Deferred contract costs	(3,658)	381	(5,415)	1,794
Accounts payable and accrued liabilities	15,516	(14,558)	42,080	(3,171)
Accrued compensation and benefits	(7,820)	14,197	(7,443)	(15,391)
Deferred revenue	4,807	(11,384)	4,435	(23,789)
Income taxes	(12,648)	8,992	(16,496)	18,634
Other assets and liabilities	(3,707)	934	(3,842)	3,811
Cash flows from operations	67,871	78,763	127,211	116,760

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(8,568)	(6,661)	(18,541)	(13,175)
Acquisitions	—	(157)	(421,809)	(157)
Redemption of short-term investments	—	—	19,996	—
Other	237	482	284	541
Cash used in investing activities	(8,331)	(6,336)	(420,070)	(12,791)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(15,950)	(2,935)	(31,983)	(5,865)
Purchases of MAXIMUS common stock	(5,084)	—	(46,068)	(1,038)
Tax withholding related to RSU vesting	—	—	(8,915)	(8,529)
Borrowings under credit facility	124,948	65,000	320,048	124,683
Repayment of credit facility and other long-term debt	(171,506)	(76,596)	(241,539)	(124,752)
Other	—	(2,130)	(133)	(2,130)
Cash used in financing activities	(67,592)	(16,661)	(8,590)	(17,631)

Effect of exchange rate changes on cash and cash equivalents	436	867	(632)	1,070

Net increase in cash, cash equivalents and restricted cash	(7,616)	56,633	(302,081)	87,408

Cash, cash equivalents and restricted cash, beginning of period (1)	62,094	210,502	356,559	179,727

Cash, cash equivalents and restricted cash, end of period (1)	$54,478	$267,135	$54,478	$267,135

(1) As we noted in a Current Report on Form 8-K filed on December 14, 2018, we have made changes in our cash flow statements to comply with new accounting requirements. Most notably, we now include our restricted cash balances in the totals identified above. Our restricted cash is included in our balance sheet under the heading "prepaid expenses and other current assets" and totaled $7.7 million and $7.3 million at March 31, 2019, and September 30, 2018, respectively.

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2019	% (1)	2018	% (1)	2019	% (1)	2018	% (1)
Revenue:
U.S. Health & Human Services	$290,737		$306,249		$584,950		$610,490
U.S. Federal Services	289,736		116,327		506,723		249,310
Outside the U.S.	156,047		190,211		309,466		376,135
Total	$736,520		$612,787		$1,401,139		$1,235,935

Gross Profit:
U.S. Health & Human Services	$86,260	29.7%	$86,586	28.3%	$174,291	29.8%	$170,817	28.0%
U.S. Federal Services	60,696	20.9%	27,374	23.5%	108,681	21.4%	60,732	24.4%
Outside the U.S.	22,466	14.4%	34,843	18.3%	45,715	14.8%	69,214	18.4%
Total	$169,422	23.0%	$148,803	24.3%	$328,687	23.5%	$300,763	24.3%

Selling, general, and administrative expense:
U.S. Health & Human Services	$29,400	10.1%	$36,616	12.0%	$61,539	10.5%	$71,421	11.7%
U.S. Federal Services	31,104	10.7%	17,540	15.1%	57,736	11.4%	34,188	13.7%
Outside the U.S.	17,992	11.5%	18,403	9.7%	36,800	11.9%	36,509	9.7%
Restructuring costs	—	NM	2,320	NM	—	NM	2,320	NM
Other	(394)	NM	—	NM	1,698	NM	—	NM
Total	$78,102	10.6%	$74,879	12.2%	$157,773	11.3%	$144,438	11.7%

Operating income:
U.S. Health & Human Services	$56,860	19.6%	$49,970	16.3%	$112,752	19.3%	$99,396	16.3%
U.S. Federal Services	29,592	10.2%	9,834	8.5%	50,945	10.1%	26,544	10.6%
Outside the U.S.	4,474	2.9%	16,440	8.6%	8,915	2.9%	32,705	8.7%
Amortization of intangible assets	(9,519)	NM	(2,603)	NM	(14,977)	NM	(5,321)	NM
Restructuring costs (2)	—	NM	(2,320)	NM	—	NM	(2,320)	NM
Other (3)	394	NM	—	NM	(1,698)	NM	—	NM
Total	$81,801	11.1%	$71,321	11.6%	$155,937	11.1%	$151,004	12.2%

(1) Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”
(2) During fiscal year 2018, we incurred costs in restructuring our United Kingdom business.
(3) Other selling, general & administrative expenses includes credits and costs not directly allocated to a particular segment. In the six month period ended March 31, 2019, these include $2.7 million of costs directly related to the acquisition of the citizen engagement centers business.

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Cash flows from operations	$67,871	$78,763	$127,211	$116,760
Purchases of property and equipment and capitalized software costs	(8,568)	(6,661)	(18,541)	(13,175)
Capital expenditure as a result of acquisition (1)	$—	$—	4,542	—
Free cash flow	$59,303	$72,102	$113,212	$103,585

(1) Purchases of property and equipment and capitalized software costs included $4.5 million in one-time payments to cover software licenses required for employees joining us through the citizen engagement centers acquisition.

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